ETF Opportunities Trust N-14

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of OTG Latin America ETF, a series of ETF Opportunities Trust, under the heading “Proposal - To Approve the Agreement and Plan of Reorganization”, “Trustees and Service Providers for the Target Fund and Acquiring Fund” and “Independent Registered Public Accounting Firm” in the Combined Proxy Statement and Prospectus.

/s/Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 10, 2025